Exhibit (a)(1)(vii)
To:
[Individual Eligible Employee]

From:
Stock.Options@dish.com

Subject:
Exchange Offer Election Period Expired

First Name Last Name,
We received your Exchange Offer Election Form on MM-DD-YY at HH:MM. Because your Election Form was received after the 10:00 p.m. (Mountain Daylight Time) on July 22, 2022 deadline, your election was not accepted.
If you have questions you may send an e-mail to Stock.Options@dish.com or call the Exchange Offer information line at 1-855-256-0682.